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                                                                  Exhibit 10(H)

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                      -----------------------------------

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into this 15th day of June, 1997, from THE COSMETIC CENTER, INC., a Delaware corporation (the "Assignor"), formerly known as Cosmetic & Fragrance Concepts, Inc., to GPA ASSOCIATES, LLC, a Maryland limited liability company ("Assignee").


                                    RECITALS
                                    --------

         A. Assignor, as tenant, and PROPERTY MARYLAND WAREHOUSE THREE CORPORATION, a Maryland corporation ("Landlord"), as landlord, entered into that certain Industrial Lease Agreement dated May 1, 1990, as amended by a First Amendment to Industrial Lease Agreement dated February 6, 1995 (together the "Lease"), a copy of which is attached hereto and made a part hereof, pursuant to which Assignor leased from Landlord certain space located in Savage, Howard County, Maryland, as more particularly described in the Lease (the "Premises").

         B. Assignor desires to transfer and assign all of its right, title and interest in the Lease to Assignee and Assignee desires to accept and receive all of such right, title and interest in and to the Lease.

         C. Simultaneously with its execution of this Agreement, Assignor has entered into a Lease Agreement (the "Parcel A-40 Lease") with Parcel A-40 Associates, LLC ("Parcel A-40"). Parcel A-40 and/or its members own or control all of the interests in Assignee. The execution and delivery of this Agreement by Assignee is part of the consideration for Assignor's execution and delivery of the Parcel A-40 Lease.


                                   AGREEMENT
                                   ---------

         NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

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         1. The foregoing Recitals are incorporated by reference herein and made a part hereof.

         2. Assignor represents and warrants to Assignee that (i) a true and complete copy of the Lease is attached to this Agreement as Exhibit A, (ii) the Lease constitutes the entire agreement between Assignor and Landlord, (iii) Assignor is the lawful owner of all of the right, title and interest of the tenant in and to the Lease, (iv) Assignor has the full power and authority to execute this Agreement and assign the Lease and upon execution hereof, Assignee shall have the lawful right to occupy the Premises, (v) the monthly installment of Basic Annual Rent, Additional Rent with respect to Insurance Costs and Real Estate Taxes, and Additional Rent with respect to Operating Costs, presently in effect is Forty-Five Thousand One Hundred Fifty-Eight Dollars and Forty-Two Cents ($45,158.42), (vi) Assignor has paid to Landlord all rent, additional rent and other charges due and owing under the Lease through July 31, 1997, and there are no outstanding invoices for rent, additional rent or other charges at this time, and (vii) there is no Event of Default by Assignor under the Lease, nor is there any event or circumstance which would constitute an Event of Default by Assignor with the giving of notice and/or the passage of time.

         3. (a) Assignor hereby conveys, assigns and transfers to Assignee, its successors and assigns, effective as of the "Effective Date" (as hereafter defined), all of the right, title, and interest of Assignor in and to the Lease. Assignee hereby accepts the conveyance, transfer and assignment of Assignor's rights under the Lease and assumes and agrees to perform all obligations of the tenant under the Lease, from and after the Effective Date, subject to the provisions of paragraphs 4(b) and 4(e) below. The term "Effective Date" shall mean the later of (i) June 15, 1997 or (ii) the date rent begins to accrue under the Parcel A-40 Lease.

            (b) Assignor covenants and agrees that within fifteen (15) days of the date Parcel A-40 substantially completes "Land-lord's Office Work", as defined in the Parcel A-40 Lease, Assignor shall vacate and deliver the Premises to Assignee, broom clean, in the condition in which the Premises is required to be when the Premises are delivered to Landlord. Within three (3)

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business days of the date Assignor vacates and delivers the Premises to
Assignee, Assignor and Assignee shall conduct a joint "walk-through" inspection of the Premises. Assignor shall be responsible, at Assignor's cost and expense,
(i) for the removal of any alteration to, or any restoration of, the Premises which Assignor is obligated to make as a result of any alteration to the Premises made by Assignor, and (ii) any other repairs to the Premises required under the Lease because the condition of the Premises existing on the Effective Date violates the Assignor's obligations under the Lease with respect to the condition of the Premises, to the extent that the aggregate cost of any repairs described in this clause (ii) exceeds Fifteen Thousand Dollars ($15,000.00). Assignor and Assignee shall use their best efforts to obtain an estoppel certificate from Landlord that states whether the condition of the Premises is in accordance with Assignor's obligations under the Lease. In addition, within three (3) business days of the joint inspection of the Premises, Assignee shall give Assignor written notice of any condition in the Premises that it has observed that is in violation of the Assignor's obligations under the Lease.

            (c) As soon as practicable following the execution of this Agreement, Assignor shall give Landlord written notice that it will not extend the Lease for the five (5) year Extension Term. Assignee shall not take any action to revoke or contradict such notice.

         4. (a) Assignee's liability for the performance of the tenant's obligations under the Lease accruing from and after the Effective Date shall be secured by a letter of credit in the amount of One Million Eight Hundred Sixty-One Thousand One Hundred Sixty-Two Dollars ($1,861,162.00), which shall be issued by First National Bank of Chicago (the "Bank") to Assignor in substantially the form attached hereto as Exhibit B and made a part hereof (the "Letter of Credit"), and which shall have an expiration date which is not earlier than October 16, 2000. In the event Assignee fails to pay any scheduled monthly installment of Rent or any other amount owing under the Lease within four (4) days of written notice from Landlord of such failure (a "Monetary Default"), or upon the occurrence of any other Event of Default under the Lease, Assignor shall have the right to draw against the Letter of Credit in accordance with the terms thereof the amount necessary to cure the Monetary Default or other Event of

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Default, in which event Assignor shall be obligated to pay the amounts drawn under the Letter of Credit to Landlord to cure such Monetary Default or other Event of Default. The Letter of Credit shall require that the following be delivered to the Bank in connection with any draw against the Letter of Credit:
(i) a sight draft in the amount to be drawn under the Letter of Credit; (ii) the original Letter of Credit; and (iii) an affidavit executed by an officer of Assignor on behalf of Assignor that (A) states that there has been a Monetary Default or other Event of Default under the Lease for which Assignee is responsible under this Agreement, (B) states the amount that Assignor is entitled to draw in accordance with this Agreement, (C) states that no "Suspension Event" (as defined in paragraph 4(b) of this Agreement) has occurred under the Agreement, and (D) states that a copy of the sight draft and the affidavit submitted to the Bank has been sent simultaneously to Assignee in accordance with the provisions of paragraph 8 below. Except as set forth in paragraph 4(d) below, Assignor shall not be entitled to draw any amounts pursuant to the Letter of Credit in excess of the amount necessary to cure the Monetary Default or other Event of Default. The amount necessary to cure a Monetary Default or other Event of Default shall include the amount of any Rent or Additional Rent or other sums due to Landlord and the amount Assignor reasonably estimates it will be required to spend in performing any other obligations accruing after the Effective Date which Assignee has failed to perform under the Lease. In the event that a draw made against the Letter of Credit to cure a Monetary Default or other Event of Default proves to be insufficient to cure such Monetary Default or other Event of Default, Assignor may make one or more supplemental draws against the Letter of Credit pursuant to the terms hereof in order to enable Assignor to use the proceeds of the Letter of Credit to fully cure such Monetary Default or other Event of Default.

            (b) Notwithstanding anything to the contrary contained in this Agreement, Assignee shall be excused, in whole or in part, from performing the obligations of tenant accruing under the Lease after the Effective Date, and Assignor's right to draw against the Letter of Credit shall be suspended or reduced, at such time as any of the following events has occurred and is continuing (the "Suspension Events"):

                (i) during any period in which there is an Event

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of Default under the Lease that is the result of a bankruptcy or insolvency of
Assignor, an assignment for the benefit of creditors by Assignor, or an attachment, execution or judicial seizure of Assignor's assets as described in paragraphs (C), (D) or (E) of Article 20 of the Lease, Assignee shall be excused from performing any obligation of tenant under the Lease that accrues during such period, and Assignor shall be precluded from making any draw against the Letter of Credit during such period, unless at the time there is also an Event of Default under the Lease for which Assignee is responsible pursuant to the terms of this Agreement;

                (ii) during any period in which there is an Event of Default under the Lease that results from, or arises out of, a breach by Assignor of its obligations under the Lease accruing on or before the Effective Date, Assignee shall not be obligated to make any payment or perform any obligation of tenant under the Lease that accrues during such period, and Assignor shall not have any right to draw against the Letter of Credit during such period, unless and until Assignor fully cures such breach;

                (iii) during any period in which Assignor fails to have vacated the Premises and delivered possession of the Premises as required by paragraph 3(b) above, Assignee shall not be obligated to make any payment or perform any obligation of tenant under the Lease that accrues during such period, and Assignor shall not have any right to draw against the Letter of Credit during such period, unless and until Assignor fully cures such breach; and

                (iv) at any time that Parcel A-40 has any direct or indirect interest in the Parcel A-40 Lease or the Parcel A-40 property and there is an uncured Event of Default under the Parcel A-40 Lease, the amount which Assignee shall be obligated to pay under the Lease, whether for rent or in the performance of any other obligations of tenant accruing after the Effective Date, shall be reduced dollar for dollar by the amount of any Rent (including Additional Rent) which Assignor owes Parcel A-40 under the Parcel A-40 Lease, and the amount which Parcel A-40 reasonably estimates it will be required to spend in performing any other obligations which Assignor has failed to perform under the Parcel A-40 Lease, unless and until Assignor fully cures such breach; provided that in no event shall such reduction excuse

                                      -5-
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Assignee from making payments to Landlord during such period in an amount equal to the amount of any rent paid to Assignee by any subtenant or assignee of Assignee during such period.

            (c) The maximum amount drawable under the Letter of Credit shall be reduced, dollar for dollar, by the amount of rent actually paid by Assignee to Landlord pursuant to the Lease, provided that at no time shall the amount available to be drawn under the Letter of Credit be reduced below One Hundred Thousand Dollars ($100,000.00). Upon the Bank's receipt of reasonably satisfactory evidence that Assignee has paid such rent to Landlord (including, without limitation, copies of cancelled checks), the Bank shall have the right to issue amendments to the Letter of Credit confirming the amount which remains drawable thereunder. In the event that Assignor is released by Landlord from any further obligations under the Lease, the Letter of Credit shall be returned to Assignee and Assignee shall have the right to cause the Letter of Credit to be cancelled.

            (d) If, at the time of any Monetary Default or any other Event of Default under the Lease, Assignee is bankrupt or insolvent, as described in paragraph (C) of Article 20 of the Lease, and Assignee has rejected the Lease in connection with such bankruptcy or insolvency proceedings, the amount which Assignor shall be entitled to draw under the Letter of Credit shall be the remaining balance then available to be drawn under the Letter of Credit; provided that if Assignor is not required to use the full amount drawn under the Letter of Credit to discharge Assignor's obligations under the Lease, any remaining balance shall be paid to Assignee promptly upon Assignor's release from, or satisfaction of, its obligations under the Lease. It is understood and agreed that if Assignee rejects the Lease in connection with such bankruptcy or insolvency proceedings, the Assignor's obligations under the Lease could exceed the Assignee's obligations under the Lease, in which event Assignor shall be entitled to retain all amounts necessary to discharge Assignor's obligations under the Lease.

            (e) If, during any period in which a Suspension Event is continuing and Assignor's right to draw against the Letter of Credit is suspended or reduced, Assignor makes any payment of Rent or Additional Rent or other sums required of tenant under the Lease or incurs any reasonable expenses in performing the

                                      -6-
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tenant's obligations under the Lease (collectively the "Suspension Period
Payments"), which but for the application of paragraph 4(b) would have been Assignee's obligation under this Agreement, then at such time (if any) as Assignor cures all breaches and as a result the conditions set forth in paragraph 4(b) have been removed, Assignor shall have the right to give Assignee written notice specifying (i) that it has cured all breaches and removed such conditions and (ii) the amount of such Suspension Period Payments, and Assignee shall reimburse Assignor within five (5) days of its receipt of such notice for the amount of any Suspension Period Payments. If there is a dispute between Assignor and Assignee with respect to whether or not a Suspension Event occurred, and a court of appropriate jurisdiction determines that no Suspension Event occurred, Assignee shall pay Assignor interest on the amount of any Suspension Period Payments from time to time outstanding, at the annual rate equal to two hundred (200) basis points over The Wall Street Journal corporate prime rate, as published daily in its money rates section, or its substantial equivalent, such rate to be adjusted as and when the corporate prime rate changes. If Assignee fails to reimburse Assignor for a Suspension Period Payment pursuant to this paragraph 4(e), including any interest that may be due thereon, Assignor shall give Assignee written notice of such failure, and if Assignee does not make the required payment within five (5) days of such written notice, such failure shall be deemed a Monetary Default under this Agreement and Assignor may draw against the Letter of Credit the amount of the required payment.

         5. Assignor hereby indemnifies and agrees to defend and hold Assignee harmless from and against any loss, cost, damage or expense (including reasonable attorney's fees) whatsoever resulting from or arising out of any actual or alleged breach by Assignor of its obligations under the Lease, accruing during the period ending on the Effective Date.

         6. Assignee hereby indemnifies and agrees to defend and hold Assignor harmless from and against any loss, damage or expense (including reasonable attorneys' fees) whatsoever resulting from or arising out of any actual or alleged breach by Assignee of its obligations under the Lease, accruing during the period subsequent to the Effective Date.

         7. The assumption by Assignee of the Lease shall not in

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any way limit or impair the liability of any of the parties to this Agreement for breach of any representations, warranties, covenants or indemnities contained in the Lease.

         8. Any payments made by Assignor to a lender pursuant to the terms of a subordination or non-disturbance agreement in connection with the Parcel A-40 Lease shall be deemed to be payments made to Parcel A-40, and Assignor shall not be deemed to be in default under the Parcel A-40 Lease with respect thereto.

         9. All notices or demands between Assignor and Assignee required or permitted by law or any provisions of this Agreement shall be given in writing, shall be sent by messenger or overnight delivery service, at the address or addresses listed below or at such other or additional address or addresses as either party may hereafter designate in writing:

         ASSIGNOR:

                    The Cosmetic Center, Inc.
                    625 Madison Avenue
                    New York, New York  10022
                    Attention:  Vice President, Real Estate

         ASSIGNEE:

                    GPA Associates, LLC
                    c/o Penrose Property Company
                    8330 Boone Boulevard
                    Suite 460
                    Vienna, Virginia  22182

         with a copy to:

                    Penguin Group, L.P.
                    200 West Madison Street
                    38th Floor
                    Chicago, Illinois  60606
                    Attention:  John Kevin Poorman, Esquire

         10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

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         11. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal or personal representatives, successors and assigns.

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         IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the day and year first above written.

                                            ASSIGNOR:
                                            ---------

ATTEST:                                     THE COSMETIC CENTER, INC., a
                                            Delaware corporation


/s/ Joanne E. O'Neill                       By: /s/ Howard Diener
----------------------------------             --------------------------------
[Corporate Seal]                               President and Chief Executive
                                               Officer

                                            ASSIGNEE:
                                            ---------

WITNESS:                                    GPA ASSOCIATES, LLC,
                                            a Maryland limited liability
                                            company

                                            By: Parcel A-40 Associates, LLC
                                                -------------------------------

                                            By: Parcel A-40 Management
                                                Associates
                                                -------------------------------


                                            By: Penrose Land Consultant
                                                -------------------------------


                                            By: /s/ Mark W. Gregg
----------------------------------             --------------------------------
                                               Authorized Person

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